Exhibit 99.1

10/30/2013

Dear Valued Shareholder,

Our third quarterly shareholder communication brings you positive news. The Citizens Bank continues to make progress and our strong earnings provide evidence of that progress. Your board of directors is strongly committed to the independence of our organization. We are not for sale.

As we continue to address the mandates set forth in the consent order from the Federal Deposit Insurance Corporation (FDIC) and in the formal written agreement from the Ohio Department of Financial Institutions (ODFI), we are seeing the results of that hard work.

We have strengthened our senior management by hiring Ron Reed, President/CEO, Jim Livesay, Chief Financial Officer, and Mike Knuchel, Chief Lending Officer. Together these three have 85 years of experience in community bank management, particularly in the areas of sound lending and operational efficiency improvement.

Under this new leadership, the bank has improved loan underwriting and financial management. Citizens Independent Bancorp, Inc., the holding company, has recognized a consolidated net income of $677,000 during the first nine months of 2013. The Citizens Bank of Logan, a subsidiary of Citizens Independent Bancorp, Inc., has had a net income of $1.18 million for the first nine months of the year. We are very proud that, with three reporting months remaining, we are very nearly to the goal set for the entire year.

We are also developing an entirely new nine-member board. Four board members have been added and we are in the final process of adding four more. Current board members include myself, Dan Stohs, William Mauck, Robert Lilley and Michael Shawd. When we can, we will provide you additional details about the new board members.

To continue to build on our success, I am excited to announce the next phase of our growth plan — a capital campaign.

We have completed the process of registering this stock offering with the SEC and we believe that the successful completion of this offering will ensure a strong future for the bank. The capital campaign has now begun and it includes two phases:

•	Phase One is a 60-day rights offering during which existing shareholders can purchase additional shares equal to or less than the number of their existing shares, and request additional shares that may be available that were not purchased by other shareholders of record.

•	If, at that point, there are still shares left, Phase Two will sell those remaining shares to non-shareholders.

Included in this mailing is a prospectus outlining the financial condition of the bank. I encourage you to review the prospectus in detail; it contains a summary that quickly and effectively outlines the analyses and will give you an overview of what you need to know. Please contact me or Ron Reed, CEO of The Citizens Bank, if you have any questions.

At a future date, you will receive details regarding informational shareholder meetings where I will discuss more specifics about the capital campaign and be available to answer questions.

In the meantime, I will be contacting you directly to further discuss your interest in the growth of The Citizens Bank.

I look forward to speaking to each of you individually. And, I look forward to a partnership through which we continue to build the successful future of the only independent bank in our region.

Respectfully,

/s/ Donald P. Wood

Donald P. Wood

Chairman of the Board

The Citizens Bank